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                                                                    EXHIBIT 23.3

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8 and related Prospectus pertaining to the Santa Anita Realty Enterprises, Inc. 1995 Share Award Plan and the Santa Anita Operating Company 1995 Share Award Plan of our report dated January 28, 1993 with respect to the consolidated financial statements of H-T Associates and subsidiary, included or incorporated by reference in the Joint Annual Report on Form 10-K of Santa Anita Realty Enterprises, Inc. and Santa Anita Operating Company for the year ended December 31, 1994 filed with the Securities and Exchange Commission.



                                              /s/ KENNETH LEVENTHAL & COMPANY

                                              KENNETH LEVENTHAL & COMPANY


Newport Beach, California
April 27, 1995